Exhibit 99.1
Rexford Industrial Announces Redemption of
5.875% Series A Preferred Stock

Los Angeles, CA – July 12, 2021 – Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust focused on creating value by investing in and operating industrial properties in Southern California infill markets, announced today it intends to redeem all 3,600,000 outstanding shares of its 5.875% Series A Cumulative Redeemable Preferred Stock (CUSIP: 76169C 209). Series A Preferred Stock held through the Depository Trust Company will be redeemed in accordance with the applicable procedures of the Depository Trust Company.

The redemption date will be August 16, 2021. The Series A Preferred Stock will be redeemed for $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date in an amount equal to $0.183594 per share, for a total payment of $25.183594 per share, which will be payable in cash, without interest, on the redemption date. After the redemption date, Series A Preferred Stock will no longer be deemed outstanding and all the rights of the holders of Series A Preferred Stock will terminate, except the right to receive the redemption price. In addition, because all the issued and outstanding shares of Series A Preferred Stock are being redeemed, the Series A Preferred Stock will no longer trade on the New York Stock Exchange after the redemption date. The Series A Preferred Stock currently trades on the NYSE under the symbol REXR-PA.

The notice of redemption and related materials are being mailed to holders of record of Series A Preferred Stock as of July 12, 2021. As specified in the notice of redemption, payment of the applicable redemption price, plus any accrued and unpaid dividends payable on the redemption date, without interest, will be made only upon presentation and surrender of the certificates representing the Series A Preferred Stock to the redemption agent, American Stock Transfer & Trust Company, LLC.

Questions regarding the redemption of the Series A Preferred Stock may be directed to American Stock Transfer & Trust Company, LLC at:

American Stock Transfer & Trust Company, LLC
Operations Center
6201 15th Avenue
Brooklyn, NY 11219
Attention: Reorganization Department
Tel.: (800) 937-5449

Contact
Investor Relations
Kosta Karmaniolas
310-691-5475
kkarmaniolas@rexfordindustrial.com

About Rexford Industrial
Rexford Industrial, a real estate investment trust focused on creating value by investing in and operating industrial properties throughout Southern California infill markets, owns 266 properties with approximately 33.0 million rentable square feet and manages an additional 20 properties with approximately 1.0 million rentable square feet.

For additional information, visit www.rexfordindustrial.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and the Company's most recent Form 10-Q. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.